EXHIBIT 99.1

SMC Enters into Acquisition Agreement to Purchase 100% of the Assets of ChainTrade Ltd.’s.

Launches AI-Powered Research Platform

Boca Raton, FL - June 7, 2024 - SMC Entertainment, Inc. ("SMC" or the "Company") (OTC: SMCE), a versatile incubator company focused on acquisition and support of proven commercialized financial services and technology (Fintech) companies, is excited to announce the launch of the Chaintrade AI powered research platform and that the Company has entered into an Acquisition Agreement to acquire 100% of the assets of ChainTrade Ltd.’s AI-powered Trading Platform (the “Platform”).  The closing of the Acquisition is pending the completion of customary due diligence, which is expected to be completed within 30 days.

Chaintrade is a joint Venture between Plato Data Intelligence and Redmatter.Capital. and was built to revolutionize trading and investing by leveraging AI's predictive capabilities.

ChainTrade, is a UK-registered  Fintech company. Chaintrade has developed a Platform to allow users to trade Equities, ETFs, Commodities, and Indices with the support of a personalized AI-powered trading assistant. The Platform was built to revolutionize trading and investing by leveraging AI's predictive capabilities. This will improve research, risk management and asset allocation. The Platform provides the user personalized and customized investment strategies and utilizes AI to evaluate assets within a portfolio.

The launch of the AI research tool will enable investors to analyze thousands of data points including live price data, performance, investor sentiment, fair value, and risk factors simultaneously. These enable The ChainTrade AI Research tool to provide insights, enabling investors to make informed decisions to optimize their portfolio performance. ChainTrade and its founding members have spent the last three years building the required infrastructure to deploy it to the market. Once fully enabled the platform will be able to facilitate all transactions in a highly secured environment. The Platform’s development and features continue to evolve so it can be marketed across emerging markets.

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“I want to thank our shareholders for being patient with the management team. We continue to work towards the development of our vision for the company. With the pending acquisition of Chaintrade AI  our vision is now on a solid executable foundation.”  quoted Erik Blum, Chairman & CEO of SMC. “With the launch of the Chaintrade AI Research Tool we have another  foundation  block in place . We plan to deploy a fully functioning AI enhanced SaaS model  to market  by the end of the quarter . As well we will continue to build on the platform both organically and through acquisition. We have developed a very strong team internally which we believe can enhance our platform and increase our shareholder value  We expect to see positive revenue growth from the acquisition quickly. Nobody else can do what we do, we intend on being the best in class, what every other platform is measured against. This is an extremely exciting time for the company, and I look forward to executing on plan and uplisting to a senior exchange We are planning on providing a complete shareholder update within the next few weeks.”

Prem Couture / Founder of Redmatter Capital: “We have developed a specialized language model tailored specifically for finance, with a focus on stocks, companies, revenue statements, balance sheets, and cash flow. This advanced model is adept at retrieving and analyzing data from live data feeds, providing real-time insights and analysis for financial professionals and investors. We have spent the last 3 years building our infrastructure around facilitating both OnChain and Offchain transactions in a highly secured environment.”

Bryan Feinberg, Founder of Plato Data Intelligence: “As the underlying technologies we are developing continue to evolve, we can play in making AI more accessible to everyone, especially across emerging markets.”

About SMC: https://smceinc.com

SMC is a versatile holding company focused on acquisition and support of proven commercialized financial services and technology (Fintech) companies. SMC's multi-discipline growth by acquisition approach is to enhance revenues and shareholder equity.

About Chaintrade: https://chaintrade.ai

Chaintrade LTD is a UK Registered Entity and is affiliated with Red Matter Capital LTD a registered financial service company, with its subsidiary licensed under a securities trading license granted by the Montenegro Capital Market Authority (CMA) Authorized by the law on capital markets by the government of Montenegro.

Press Release Contact

Erik Blum

CEO

SMC Entertainment, Inc.

360-820-5973

Safe Harbor Statement

Some of the statements in this press release may be forward-looking statements or statements of future expectations based on currently available information. Such statements are naturally subject to risks and uncertainties. Factors such as the development of general economic conditions, future market conditions, unusual catastrophic loss events, changes in the capital markets, and other circumstances may cause the actual events or results to be materially different from those anticipated by such statements. The Company does not make any representation or warranty, express or implied, regarding the accuracy, completeness, or updated status of such forward-looking statements or information provided by the third-party. Therefore, in no case whatsoever will the Company and its affiliate companies be liable to anyone for any decision made or action taken in conjunction with the information and/or statements in this press release or any related damages.

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